UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 05, 2025

KinderCare Learning Companies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42367	87-1653366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5005 Meadows Road
Lake Oswego, Oregon		97035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (503) 872-1300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KLC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On November 5, 2025, the Board of Directors (the “Board”) of KinderCare Learning Companies, Inc. (the “Company”) appointed Lindsay Sorhondo to the position of Executive Vice President and Chief Operating Officer effective November 11, 2025.

Ms. Sorhondo, age 41, has served as the Company’s Chief Innovation Officer since February of 2023, overseeing business and growth strategy, customer experience and insights, digital products as well as family and center operations. From February 2020 to February 2023, Ms. Sorhondo served as the Company’s Senior Vice President of Strategy, helping the Company build stronger business and execution capability through working across all National Support Center departments and with field leadership to drive business outcomes. Ms. Sorhondo holds a Master’s degree in industrial and organizational psychology from New York University and a Bachelor of Arts degree in psychology and writing from the University of California, San Diego.

In connection with her appointment, on November 5, 2025, the Company and Ms. Sorhondo entered into a promotion letter (the “Promotion Letter”) relating to the terms of her appointment as Executive Vice President and Chief Operating Officer and her compensation. The Promotion Letter was approved and recommended by the Compensation Committee of the Board (the “Compensation Committee”) and approved by the Board. Pursuant to the Promotion Letter, effective as of November 9, 2025, Ms. Sorhondo’s annual base salary will increase to $450,000, and her target percentage under the Company’s 2025 cash-based short-term incentive compensation program will be increased from 45% to 55%. The Promotion Letter also indicates that it is expected that Ms. Sorhondo’s long-term equity incentive award value in 2026 will be increased to $650,000, subject to the discretion of and approval by the Compensation Committee. In general, the other elements of Ms. Sorhono’s compensation were not changed as a result of her promotion and she will continue to be eligible to participate in the Company’s benefit plans for similarly-situated employees. Ms. Sorhondo participates in the Company’s Change in Control Severance Plan and the Company’s Policy For Providing Severance Payments to Executives, and a description of these compensation arrangements is included in the Company’s definitive proxy statement for the 2025 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 21, 2025 under “Executive Compensation – Summary of Executive Compensation Arrangements.”

The foregoing description of the Promotion Letter does not purport to be complete and is qualified in its entirety by reference to the Promotion Letter, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

There are no arrangements or understandings between Ms. Sorhondo and any other person pursuant to which she was selected as an officer of the Company, and Ms. Sorhondo is not related to any other executive officer or director of the Company. Ms. Sorhondo does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K other than relating to her employment as described in the Promotion Letter.

Item 7.01 Regulation FD Disclosure.

On November 10, 2025, the Company issued a press release announcing Ms. Sorhondo’s appointment as Executive Vice President and Chief Operating Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference herein.

The information furnished in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Promotion Letter dated November 5, 2025, between KinderCare Learning Companies, Inc. and Lindsay Sorhondo
99.1	Press Release Issued by KinderCare Learning Companies, Inc. on November 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kindercare Learning Companies, Inc.

Date:	November 10, 2025	By:	/s/ Anthony Amandi
Anthony Amandi, Chief Financial Officer